Exhibit 10.3

ELLIE MAE, INC.

Non-Employee Director Equity Compensation Policy

Amended July 11, 2014

1.General. This Non-Employee Director Equity Compensation Policy (the “Policy”) is adopted by the Board of Directors (the “Board”) in accordance with Section 12 of the Ellie Mae, Inc. 2011 Equity Incentive Award Plan (as amended from time to time, the “Plan”). Capitalized but undefined terms used herein shall have the meanings provided for in the Plan.
2.Board Authority. Pursuant to Section 12 of the Plan, the Board may adopt a written policy for the grant of Awards under the Plan to Non-Employee Directors, which policy is to specify, with respect to any such Awards, the type of Award(s) to be granted Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board determines in its discretion.
3.Initial Option Grants to Non-Employee Directors. Each person who is initially elected to the Board as a Non-Employee Director shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such initial election ten thousand five hundred (10,500) Restricted Stock Units (subject to adjustment as provided in Section 14.2 of the Plan) (“Initial Director RSUs”). Notwithstanding the foregoing, members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain members of the Board shall not receive Initial Director RSUs.
4.Subsequent Option Grants to Non-Employee Directors. Each person who is a Non-Employee Director immediately following an annual meeting of stockholders (provided that, on such date, he or she shall have served on the Board for at least six (6) months prior to the date of such annual meeting) shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting a Nonstatutory Stock Option to purchase twelve thousand (12,000) shares of Common Stock (subject to adjustment as provided in Section 14.2 of the Plan) (“Annual Director Options”). Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Annual Director Options pursuant to this Section 4 (with the date of his or her termination of employment being deemed to be his or her date of initial election to the Board).
5.Terms of Options and RSUs Granted to Non-Employee Directors. The per share exercise price of each Option granted to a Non-Employee Director shall equal one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted. Each award of Initial Director RSUs shall vest and the shares subject thereto distributed based upon a Non-Employee Director’s continued service to the Company as follows: 1/3rd of the shares of Common Stock subject to the award of Initial Director RSUs shall vest on each anniversary of the date of grant of such award of Initial Director RSUs, such that the Initial Director RSUs shall be one hundred percent (100%) vested on the third (3rd) anniversary of the date of grant of such Initial Director RSUs. Each Annual Director Option shall vest and become exercisable based upon a Non-Employee Director’s continued service to the Company as follows: 1/12th of the shares of Common Stock subject to the Annual Director Option shall vest on each monthly anniversary of the date of grant of such Annual Director Option, such that the Annual Director Option shall be one hundred percent (100%) vested on the first (1st) anniversary of the date of grant of such Annual Director Option. Subject to Section 14.2 of the Plan, the term of each Option granted to a Non-Employee Director shall be ten (10) years from the date the Option is granted. No portion of an Option which is unexercisable at the time of a Non-Employee Director’s Termination of Service shall thereafter become exercisable.
6.Effect of Acquisition. Upon a Change in Control of the Company, all Options and all other stock options, restricted stock units and other equity awards with respect to the Common Stock that are held by a Non-Employee Director shall become fully vested and/or exercisable.
7.Effect of Other Plan Provisions. The other provisions of the Plan shall apply to the Options granted automatically pursuant to this Policy, except to the extent such other provisions are inconsistent with this Policy.
8.Incorporation of the Plan. All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all grants of Awards hereby are subject in all respect to the terms of such Plan.
9.Written Grant Agreement. The grant of any Option under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
10.Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder unless and until an Option is actually granted. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.
11.Effectiveness. This amended policy shall become effective as of July 11, 2014.
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